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Exhibit 21.1

List of Subsidiaries

        The following companies are subsidiaries of the Company and are included in the consolidated financial statements of the Company:

NAME	Jurisdiction of Organization	Percentage of Voting Securities Owned
American Locker Security Systems, Inc.	Delaware	100%
American Locker Company, Inc.	Delaware	100%
American Locker Company of Canada, Ltd.	Dominion of Canada	100	%(1)
Canadian Locker Company, Ltd.	Dominion of Canada	100	%(2)
Security Manufacturing Corporation	Delaware	100%
ALTRECO, Incorporated	Delaware	100%

(1)
Owned by American Locker Security Systems, Inc.

(2)
Owned by American Locker Company of Canada, Ltd.

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  Exhibit 21.1